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                                                             EXHIBIT 4(II)(g)(2)

                                    EXHIBIT A

                                 PROMISSORY NOTE


US$84,500,000.00                                          Date: October 18, 2000


         FOR VALUE RECEIVED, the undersigned, OCEANIC SHIP CO., a Delaware corporation (the "Maker") hereby promises to pay to the order of HAL ANTILLEN N.V., a Netherlands Antilles corporation (the "Holder") the principal amount of Eighty-Four Million Five Hundred Thousand and No/100 Dollars (US$84,500,000.00), together with interest on the unpaid principal amount thereof at a rate per annum equal from time to time to the Reference Rate (as hereafter defined) and, if default shall occur in the payment when due (whether by acceleration or otherwise) of any principal or interest amount hereunder, from the maturity of that amount until it is paid in full at a rate per annum equal to the Reference Rate plus two percent (2.0%) per annum. As used herein, "Reference Rate" means, on any date, the rate of interest publicly announced from time to time by U.S. Bank, National Association ("Bank") in Seattle, Washington, as its "reference rate" or any similar successor rate announced from time to time by Bank or its successor (the "Reference Rate"). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's reference rate or any similar successor rate announced from time to time by Bank or its successor. Notwithstanding anything herein to the contrary, interest shall not accrue at a rate in excess of the maximum rate permitted by applicable law. Holder shall provide notice to Maker of each change in the Reference Rate. Interest shall be calculated based on a 360 day year, for actual days elapsed.

         1. Maker shall repay to Holder the principal amount of the loan evidenced by this Note in equal consecutive semi-annual installments commencing on March 31, 2001, and continuing on each September 30th and March 31st thereafter in an amount equal to Five Million, Seventy Thousand and No/100 Dollars ($5,070,000.00), and shall repay the balance of the principal outstanding hereunder on or before January 18, 2007.

         2. Maker shall pay interest on the unpaid principal amount of this Note from the date hereof until all amounts due hereunder are fully paid, in arrears on the first business day of each calendar month, commencing on November 1, 2000, except that interest shall be payable on demand after and during the continuance of a default in the payment of any amount when due hereunder.

         3. All payments of principal and of interest on this Note shall be made to Holder in United States Dollars in immediately available funds at c/o Holland America Line-Westours Inc., 300 Elliott Ave. West, Seattle, WA 98119, or at such other address as Holder shall from time to time designate. Holder may require all payments hereunder to be made by wire transfer to such account as Holder may designate.

         4. Maker shall have the right to prepay this Note or any portion hereof at any time,





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without premium or penalty. Prepayments of principal shall be applied in inverse order of maturity.

         5. Payments made hereunder shall be applied: first, against fees and expenses due hereunder; second, against interest due on amounts in default, if any; third, against interest due hereunder; and fourth, against principal due hereunder.

         6. Each maker, surety, guarantor and endorser of this Note expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, protest and notice of protest as to this Note, except for notices expressly provided for in this Note, the Preferred Ship Mortgage referred to below and any other document securing this Note, if any.

         7.       It is expressly provided that upon

                  (a) default in the payment of principal hereunder, as the same shall become due and payable, or

                  (b) default in the payment of interest hereunder, as the same shall become due and payable, which default shall continue for five (5) or more business days,

the entire remaining unpaid balance of the principal and interest may, at the option of Holder, be declared to be immediately due and payable.

         8. If a default shall occur in the payment when due of any amount hereunder, and this Note is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceedings, then Maker agrees and promises to reimburse Holder for actual costs incurred in connection therewith, including reasonable attorney's fee, collection costs and all out-of-pocket expenses incurred by Holder.

         9. Maker's obligations under this Note are secured by that certain Preferred Ship Mortgage executed and delivered on the date of this Note by Maker to Holder with respect to the United States flag vessel ms PATRIOT, Official Number 1103207 and an Assignment of Insurances executed and delivered on the date of this Note by Maker to Holder with respect to said vessel.


         10. Maker will keep a register of this note wherein the name of HAL Antillen N.V., a Netherlands Antilles corporation, will be entered as the holder of the Note. Only the registered holder of the Note on a payment date shall be entitled to receive payment of principal and/or interest on the Note. A holder of the Note can transfer the right to receive payments of principal and/or interest on the Note only by providing notice of the intended transfer to the Maker and such transfer shall become effective only upon entry by the Maker of the transferee's name in the register as the holder of the Note. Any transfer shall only be made to or for the benefit of an affiliate of Holder except that if a default shall be continuing in the payment when due of any amount hereunder and Holder shall reasonably determine that it is necessary or desirable to





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transfer its rights under this Note to a citizen of the United States as defined in the Shipping Act, 1916, as amended, it may do so even if such citizen is not an affiliate of Holder.

         11. This Note has been executed and delivered in and shall be governed by and construed in accordance with the laws of the State of Washington, without regard to its conflicts of law rules, it being the intent that the substantive laws of Washington shall always apply. Maker hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in Seattle, King County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note and irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum.

         NOTICE TO MAKER: ORAL AGREEMENTS OR ORAL
         COMMITMENTS TO LOAN MONEY, EXTEND CREDIT
         OR TO FOREBEAR FROM COLLECTION OF A DEBT
         ARE NOT ENFORCEABLE UNDER WASHINGTON
         LAW.

         IN WITNESS WHEREOF, Maker has executed this Note the day and year first above written.


                             OCEANIC SHIP CO.,
                             a Delaware Corporation



                             By       /s/ JORDAN B. ALLEN
                                -------------------------------------
                                Its Executive Vice President